Exhibit D

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of December 21, 2023, by and between Newlinks Envision Limited, an exempted company incorporated under the laws of the Cayman Islands (the “New Parent”), and Newlinks Technology Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Existing Parent”).

WITNESSETH:

WHEREAS, NaaS Technology Inc. is a limited liability company duly incorporated and validly existing under the laws of the Cayman Islands (the “Company”). As of the date hereof, the Existing Parent owns of record 242,662,399 Class B Ordinary Shares of the Company with par value of US$0.01 per share (the “Class B Shares”) and 1,364,885,373 Class C Ordinary Shares of the Company with par value of US$0.01 per share (the “Class C Shares”).

WHEREAS, as of the date hereof, the Existing Parent owns of record 10,000 ordinary share of the New Parent with par value of US$0.0001 per share (the “Ordinary Shares”).

WHEREAS, the New Parent, the Existing Parent desire to enter into the transactions whereby the Existing Parent exchanges 204,813,949 Class B Shares and 1,152,190,983 Class C Shares held by it (the “Exchanging Shares”) to the New Parent, in exchange for 10,000 new fully paid Ordinary Shares (the “New Parent Shares”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereby agree as follows:

1. Share Exchange.

(a) The Existing Parent, being the legal and beneficial owner of the Exchanging Shares, hereby agrees to exchange all its right, title and interest of the Exchanging Shares to the New Parent, free from all liens, mortgages, charges, encumbrances, equities and other third-party rights of any kind whatsoever and together with all rights now or hereafter attaching thereto.

(b) In consideration of its receipt of the Exchanging Shares, the New Parent hereby agrees to allot and issue to the Existing Parent the New Parent Shares.

2. Completion.

(a) The closing of the transactions contemplated under Section 1 herein shall take place concurrently by a remote exchange of signatures to this Agreement on the date hereof.

(b) The Company shall on the date hereof update its register of members to reflect the New Parent’s ownership of the Exchanging Shares.

(c) The New Parent shall on the date hereof update its register of members to reflect the Existing Parent’s ownership of the New Parent Shares.

3. Stock of the New Parent. Following the completion of the transactions in Section 2, the total issued share capital of the New Parent shall consist only of 20,000 Ordinary Shares issued to the Existing Parent.

4. Representations and Warranties by the Existing Parent. The Existing Parent represents and warrants to the New Parent the following:

(a) The Existing Parent has the legal capacity, power and authority to execute, deliver and perform, and the transactions contemplated by or referred to in, this Agreement;

(b) This Agreement has been duly and validly executed and delivered by the Existing Parent. This Agreement constitutes its legal, valid and binding obligations enforceable in accordance with its terms;

(c) The Existing Parent is the legal and beneficial owner of the Exchanging Shares free and clear of any lien, charge, encumbrance or any third party right whatsoever and no such lien, charge, encumbrance or any third party right has been exercised over the Shares and there is no outstanding call on any of such Shares. The Shares are fully-paid and non-assessable.

5. Representations and Warranties by the New Parent. The New Parent represents and warrants to the Existing Parent the following:

(a) The New Parent has the legal capacity, power and authority to execute, deliver and perform, and the transactions contemplated by or referred to in, this Agreement;

(b) This Agreement has been duly and validly executed and delivered by the New Parent. This Agreement constitutes its legal, valid and binding obligations enforceable in accordance with its terms;

(c) The New Parent Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of any lien, charge, encumbrance or any third party right.

6. Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

7. Amendment. Any term of this Agreement may be amended only with the written consent of all the parties hereto.

8. Entire Agreement. This Agreement (together with any documents referred to herein) constitutes the whole agreement between the parties and supersedes any previous agreements, arrangements or understandings between them relating to the subject matter hereof.

9. No Assignment. No rights or obligations under this Agreement may be assigned without the prior written consent of the parties.

10. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of Cayman Islands.

11. Dispute Resolution. Each of the parties hereto irrevocably agrees that that the courts of the Cayman Islands have jurisdiction to hear and determine any action, suit or proceeding, and settle any disputes, in connection with this Agreement and accordingly submit to the jurisdiction of the Cayman Islands courts.

12. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

Signatures in the form of facsimile or electronically imaged “.pdf” shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signatures were original.

[Remainder of Page is Intentionally Blank]

IN WITNESS WHEREOF, this Agreement is hereby executed on behalf of each of the below by their respective officers thereunto duly authorized.

Newlinks Technology Limited
a Cayman Islands exempted company

By:	/s/ DAI Zhen
Name: DAI Zhen (戴震)
Title: Director

Newlink Envision Limited
a Cayman Islands exempted company

By:	/s/ DAI Zhen
Name: DAI Zhen (戴震)
Title: Director

SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT